Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” and to the use of our reports on the Grand Prix Fund and Super Core Funds dated December 10, 2004 in the Registration Statement (Form N-1A) of the Grand Prix Funds, Inc. and their incorporation by reference in the related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act of 1933 (File No. 333-39133) and in this Amendment No. 16 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8461).

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Chicago, Illinois

February 22, 2005